Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Carrier Global Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value	Other	5,562,325 (1)	$53.79 (2)	$299,197,461.75 (2)	$110.20 per $1,000,000	$32,971.56
	Total Offering Amounts							$32,971.56
	Total Fee Offsets							$0
	Net Fee Due							$32,971.56

(1)
Represents shares of Common Stock, par value $0.01 per share (the “Common Stock”) that may be acquired by participants in the Carrier Global Corporation 2020 Long-Term Incentive Plan (the “Plan”), upon exercise of certain options and upon settlement of certain restricted stock units and performance-based restricted stock units (collectively referred to as “awards”) issued pursuant to the Plan. The number of shares of Common Stock registered is equal to the number of such awards issued pursuant to the Plan that remained outstanding as of July 17, 2023, rounded up. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities to be offered or issued pursuant to the awards relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)
Pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per security and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low prices of the Common Stock reported by the New York Stock Exchange on July 25, 2023.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A